Exhibit 99.1

Great Ajax Corp. Closes Initial Public Offering

New York, NY, February 19, 2015 – Great Ajax Corp., a Maryland corporation that intends to qualify and elect to be taxed as a real estate investment trust for the year ended December 31, 2014 and that focuses primarily on acquiring, investing in and managing a portfolio of re-performing and non-performing mortgage loans secured by single-family residences and, to a lesser extent, of single-family properties, announced today that it had closed its initial public offering of 5,000,000 shares of common stock priced at $14.25 per share. Great Ajax offered 3,750,000 shares of common stock and the selling stockholders offered 1,250,000 shares of common stock. Certain of our existing stockholders, including certain affiliates, purchased an aggregate of 730,000 shares of our common stock in this offering at the initial public offering price. Great Ajax’s common stock began trading on New York Stock Exchange under the symbol “AJX” on February 13, 2015.

Great Ajax and the selling stockholders will receive $67.6 million in the aggregate of net proceeds of the offering. Great Ajax expects to use its $50.9 million of net proceeds (before estimated offering expenses) to acquire additional mortgage loans and mortgage-related assets.

FBR Capital Markets & Co. acted as lead book-running manager for the offering. Sterne, Agee & Leach, Inc. and Nomura Securities International, Inc. acted as joint book-running managers and Ladenburg Thalmann & Co. Inc. and MLV & Co. LLC acted as co-managers.

The offering was made only by means of a prospectus. A copy of the prospectus for the offering may be obtained by contacting FBR Capital Markets & Co., Prospectus Department, 1300 North 17th Street, Suite 1400, Arlington, Virginia 22209, (703) 312-9726 or Prospectuses@FBR.com.

A registration statement relating to these securities was filed with and declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC, a recently formed Aspen Capital-affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an Aspen Capital-affiliated entity. We expect to qualify and elect to be taxed as a real estate investment trust under the Internal Revenue Code for the year ended December 31, 2014.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to Great Ajax’s proposed securities offering. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in Great Ajax’s registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
larry@aspencapital.com
or
Glenn J. Ohl
Chief Financial Officer
glenn.ohl@aspencapital.com
503-505-5670